EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cirrus Logic, Inc. Fourth Amended and Restated 1989 Employee Stock Purchase Plan, 1990 Directors’ Stock Option Plan, and 1996 Stock Plan, of our report dated April 25, 2003, except for Note 18, as to which the date is June 3, 2003, with respect to the consolidated financial statements of Cirrus Logic, Inc. included in its Annual Report (Form 10-K) for the year ended March 29, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas

August 6, 2003